CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 1, 2019, relating to the financial statements and financial highlights of Cambria Core Equity ETF, a series of Cambria ETF Trust (the predecessor fund to the Core Alternative ETF, a series of Listed Funds Trust), for the year ended April 30, 2019, and to the references to our firm under the headings “Questions and Answers”, “Other Service Providers”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Combined Proxy Statement and Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
September 27, 2019